                                                                                                EXHIBIT 4.4

TM BIOSCIENCE CORPORATION

SHARE OPTION PLAN

TM BIOSCIENCE CORPORATION

INCENTIVE SHARE OPTION PLAN

The purpose of this Incentive Share Option Plan (the “Plan”) is to advance the interests of Tm Bioscience Corporation (the “Corporation”) by (i) providing Eligible Persons (as defined herein) with additional incentive; (ii) encouraging share ownership by Eligible Persons; (iii) increasing the proprietary interest of Eligible Persons in the success of the Corporation; (iv) encouraging Eligible Persons to remain with the Corporation or its Affiliates (as defined herein); and (v) attracting new employees, officers, directors and Consultants (as defined herein) to the Corporation or its Affiliates.

ARTICLE 1 GENERAL PROVISIONS

1.1. Previously Issued and Outstanding Options Continued

All options issued and outstanding under previous option agreements or previous option grants are hereby continued as if issued or granted under this Plan.

1.2. Administration

(a)
This Plan will be administered by the Board or the compensation committee of the Board to which the Board may delegate authority to administer the Plan. In such event, all references to the term “Board” will be deemed to include references to such compensation committee.

(b)
Subject to the limitations of this Plan, the Board has the authority: (i) to grant Options to purchase Shares to Eligible Persons; (ii) to determine the terms, including the limitations, restrictions and conditions, if any, upon such grants; (iii) to interpret this Plan and to adopt, amend and rescind such administrative guidelines and other rules relating to this Plan as it may from time to time deem advisable, subject to required prior approval by any applicable Stock Exchange or Governmental Entity; and (iv) to make all other determinations and to take all other actions in connection with the implementation and administration of this Plan as it may deem necessary or advisable. The Board’s guidelines, rules, interpretations and determinations will be conclusive and binding upon all parties.

1.3. Interpretation

For the purposes of this Plan, the following terms will have the following meaning unless otherwise defined elsewhere in this Plan:

(a)	“Affiliate” means any corporation that is an affiliate of the Corporation as defined under the Securities Act (Ontario);

(b)	“Board” means the Board of Directors of the Corporation or the compensation committee thereof appointed in accordance with the Plan;

(c)	“Change of Control” means:

(i)
a reorganization, amalgamation, merger or other business combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving the Corporation and any one or more of its Affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the Shares immediately prior to such reorganization, amalgamation, merger, business combination or plan of arrangement do not, following the completion of such reorganization, amalgamation, merger, business combination or plan of arrangement, beneficially own, directly or indirectly, more than fifty percent (50%) of the resulting voting shares on a fully-diluted basis;

(ii)	the sale to a person other than an Affiliate of the Corporation of all or substantially all of the Corporation’s assets; or

(iii)
a change in the composition of the Board, which occurs at a single meeting of the shareholders of the Corporation or upon the execution of a shareholders’ resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change.

(d)
“Consultant” means (i) an individual (including an individual whose services are contracted for through a corporation), (ii) a corporation (in either case, designated by the Board with whom the Corporation has a contract for substantial services), or (iii) a member of the Scientific Advisory Board;

(e)	“Corporation” means Tm Bioscience Corporation or any successor thereof;

(f)	“Date of Grant” means the date on which a particular Stock Option is granted by the Board;

(g)
“Disability” means, with respect to a Participant, the determination by the Corporation that a Participant is eligible to receive, and the receipt by such Participant, of benefits under the Corporation’s long-term disability plan, as such plan may be amended from time to time;

(h)
“Eligible Person” means, subject to all applicable law, any employee, officer, director or Consultant of (i) the Corporation or (ii) any Affiliate of the Corporation (and includes any such person who is on a leave of absence authorized by the Board or the board of directors of any Affiliate). Notwithstanding the foregoing, a Participant will cease to be an Eligible Person on earliest of: (a) the date of the Participant’s termination, retirement or cessation of employment with or engagement by the Corporation or any of its Affiliates; (b) the date of the Participant’s death; and (c) the date on which the Participant otherwise fails to meet the criteria set forth under the definition of an Eligible Person. For greater certainty, a Consultant will cease to be an Eligible Person if the services of any key individual referred to in the Consultant’s contract are no longer available to the Corporation as required by the contract.

(i)
“Exercise Price” means with respect to a Stock Option (a) if, on the Date of Grant, the Shares are not listed on a Stock Exchange, such amount as the Board may determine as being the fair value of the Shares as at that date (using generally accepted valuation practices); and (b) if, on the Date of Grant, the Shares are listed on a Stock Exchange, the volume weighted average trading price of the Shares on such Stock Exchange for the five (5) trading days immediately preceding the day on which the Stock Option is granted (or, if no Shares have been traded on such immediately preceding trading day, the simple average of the daily high and low board lot trading prices of the Shares on the Stock Exchange for each trading day falling not more than twenty trading days prior to the day on which the Stock Option is granted), or such greater amount as the Board may designate; provided, however, that the Exercise Price of a Stock Option shall not be less than the minimum Exercise Price required by the applicable rules of the Stock Exchange;

(j)	“Expiry Date” means the date after which a particular Stock Option can no longer be exercised, subject to amendment in accordance with the terms hereof;

(k)
“Governmental Entity” means any applicable (a) multinational, federal, provincial, state, municipal, local or other governmental or public department, commission, board, bureau or agency, (b) any subdivision or authority of any of the foregoing, or (c) any quasi-governmental body exercising (with proper jurisdiction) any regulatory or taxing authority under or in respect of any of the above;

(l)	“Involuntary Termination” means

(i)	in respect of any employee or officer of the Corporation or any of its Affiliates:

(A)
any express or implied termination by the Corporation or any of its Affiliates of a Participant’s employment which is not due to the termination of his or her employment for cause or on account of death or Disability;

(B)
the assignment to a Participant of duties materially inconsistent with his or her position, duties, responsibilities and status immediately prior to the Change of Control, or a change in his or her position, duties, responsibilities (including reporting responsibilities), titles or offices in effect immediately prior to the Change of Control, or any removal from or any failure to re-appoint him or her to any of such positions, duties or offices;

(C)
any material reduction of the Participant’s total compensation including base salary and incentive compensation package, vacation entitlement or employee benefits, which shall exclude, for greater certainty, a reduction caused by the failure of the Corporation or its Affiliates or the employees to meet incentive compensation targets or goals, provided that such incentive compensation targets or goals are consistent with past incentive compensation targets or goals;

(D)
a material reduction in the employee's ability to earn incentive compensation, which shall exclude, for greater certainty, a reduction caused by the failure of the Corporation or its Affiliates or the employees to meet incentive compensation targets or goals, provided that such incentive compensation targets or goals are consistent with past incentive compensation targets or goals; or

(E)
any change in excess of 100 kilometres in the location at which the Participant predominantly performs his or her duties without his or her consent, except for required travel on business to an extent substantially consistent with his or her business obligations immediately prior to the Change of Control; and

(ii)
in respect of the Participant who, to the extent he or she is a director of the Corporation (and not an employee or officer of the Corporation or any of its Affiliates), ceases to be a director for any reason other than as a result of voluntary resignation, death or Disability, including, for greater certainty, ceasing to be a director as a result of resignation following a request therefor or following a material reduction in the director’s compensation, removal or failure to be elected or appointed.

(m)	“Notice of Grant” means the notice of grant attached hereto as Schedule “A”;

(n)	“Participant” means an Eligible Person to whom a Stock Option has been granted;

(o)	“Plan” means the Corporation’s incentive share option plan;

(p)	“Reserved for Issuance” means Shares which may be issued upon the exercise of Stock Options;

(q)	“Scientific Advisory Board” means the scientific advisory board of the Board in existence from time to time, each member of which is appointed by the Board;

(r)	“Shares” means the common shares of the Corporation;

(s)	“Stock Option” means an option to purchase Shares from treasury granted hereunder to a Participant;

(t)	“Stock Exchange” means the Toronto Stock Exchange or such other stock exchange or over-the-counter quotation system on which the Shares are listed or quoted from time to time;

(u)
“Substitution Event” means (i) a Change of Control, or (ii) a merger, amalgamation, arrangement, business combination or other transaction pursuant to which the Shares of the Corporation are converted into, or exchanged for, other property, whether in the form of securities of another corporation, cash or otherwise;

(v)	“Termination Date” means the date on which a Participant ceases to be an Eligible Person;

(w)
“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntary or not voluntary and whether or not for value, and any agreement to effect any of the foregoing; and

(x)
“Vesting Date” means the date or dates determined in accordance with Section 2(3) on and after which a particular Stock Option, or any part thereof, may be exercised, subject to amendment from time to time in accordance with the terms hereof.

Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine.

This Plan is to be governed by and interpreted in accordance with the laws of the Province of Ontario.

1.4. Shares Reserved

(a)  Subject to Section 1.4(b), the total number of Shares Reserved for Issuance under the Plan will be 13,600,000.

(b)  Effective upon the Toronto Stock Exchange amending its Company Manual to remove the requirement for stock option plans to specify a maximum number of securities issuable under such plans, Section 1.4(a) above shall be deleted and the total number of Shares Reserved for Issuance under the Plan shall be equal to 10% of the number of Shares outstanding from time to time.

1.5 Nonqualified Plan

For purposes of Section 422 of the United States Internal Revenue Code, this Plan will not be treated as an Incentive Stock Option Plan.

ARTICLE 2  SHARE OPTION PLAN

2.1. Application

Grants of Stock Options to Eligible Persons shall be governed by this Article 2.

2.2. Grants

(a)
Subject to this Plan, the Board will have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set out in this Plan, applicable to the exercise of a Stock Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Shares acquired upon exercise of the Stock Option. An Eligible Person may receive Stock Options on more than one occasion under this Plan and may receive separate Stock Options on any one occasion.

(b)
Subject to any required Stock Exchange or Governmental Entity approval, the aggregate number of Shares reserved for issuance to any one person pursuant to Stock Options granted under the Plan must not exceed 5% of the Shares outstanding at the time of the grant.

(c)
Subject to any required Stock Exchange or Governmental Entity approval, the number of Shares reserved for issuance to insiders of the Corporation pursuant to Stock Options granted under the Plan must not exceed 10% of the Shares outstanding.

(d)
Subject to any required Stock Exchange or Governmental Entity approval, the Corporation shall not, pursuant to Stock Options granted under the Plan, issue to insiders of the Corporation, within a one-year period, a number of Shares exceeding 10% of the Shares outstanding.

(e)
Subject to any required Stock Exchange or Governmental Entity approval, the Corporation shall not, pursuant to Stock Options granted under the Plan, issue to any one insider of the Corporation, and such insider’s associates, within a one-year period, a number of Shares exceeding 5% of the Shares outstanding.

2.3. Expiry Date; Vesting of Options

(a)
Subject to Section 2.5 and any applicable rules of the Stock Exchange, and unless otherwise fixed by the Board at the time the particular Stock Option is granted and set forth in the Notice of Grant, the Expiry Date of a Stock Option will be the fifth (5th) anniversary of the Date of Grant.

(b)	Subject to Section 2.3(c), Stock Options will vest over a four (4) year period and may be exercised in whole or in part at any time from time to time as follows:

PERIOD	NUMBER OF STOCK OPTIONS VESTED
On the Date of Grant	20%
On or after the first anniversary of Date of Grant	40%
On or after the second anniversary of Date of Grant	60%
On or after the third anniversary of Date of Grant	80%
On or after the fourth anniversary of Date of Grant	100%
(c)
Stock Options that are granted to members of the Scientific Advisory Board who are appointed to a term of 24 months or less will vest in full on the date that such term is completed, and will not vest until the completion of such term.

2.4. Exercise Price

The exercise price for the Shares underlying a Stock Option will be the Exercise Price.

2.5. Termination, Retirement, Death, Departure

Any Stock Option or part thereof not exercised within the Exercise Period will terminate and become null, void and of no effect as of the day immediately following the Expiry Date determined under Section 2.3(a) hereof, unless the Expiry Date is determined to be an earlier date as follows:

(a)
Death - The Expiry Date of a Stock Option held by a Participant that had vested immediately prior to his or her death will be the earlier of the expiry date shown on the relevant Notice of Grant and the date that is one hundred and eighty (180) days after the date of his or her death. Stock Options that are outstanding but unvested immediately prior to a Participant’s death will immediately terminate and become null, void and of no effect upon the death of the Participant. If a Participant dies, the legal representatives of the Participant may exercise the Participant’s Stock Options (which, by their terms, were exercisable on the date of death) prior to the Expiry Date.

(b)
Disability - In the event a Participant ceases to be an Eligible Person as a result of Disability, then the Expiry Date of a Stock Option that had vested on the date such Participant ceases to be an Eligible Person will be the earlier of the expiry date shown on the relevant Notice of Grant and the date ninety (90) days following the date such Participant ceases to be an Eligible Person. Stock Options that are outstanding but unvested on the date such Participant ceases to be an Eligible Person will immediately terminate and become null, void and of no effect.

(c)
Termination for Cause - If the employment of a Participant who is an employee is terminated for cause, all vested and unvested Stock Options held by such Participant will immediately terminate and become null, void and of no effect on the date on which the Corporation, or any of its Affiliates, gives a notice of termination for cause to such Participant.

(d)
Voluntary Resignation - In the event a Participant ceases to be an Eligible Person as a result of his or her voluntary resignation from any position or employment with the Corporation or its Affiliates, then the Expiry Date of a Stock Option that had vested on the date such Participant ceases to be an Eligible Person will be the earlier of the Expiry Date shown on the relevant Notice of Grant and the date ninety (90) days following the date such Participant ceases to be an Eligible Person. The Stock Options that are outstanding but unvested on the date such Participant ceases to be an Eligible Person will immediately terminate and become null, void and of no effect.

(e)
Discretion of Board - Notwithstanding Section 2.5(a), (b), (c) and (d) above, but subject to applicable laws, rules and regulations of any applicable Stock Exchange or Governmental Entity, the Board may, by prior notice to any Participant or his or her legal representative, in its sole discretion, extend the Expiry Date of any Stock Options in whole or in part.

2.6. Notice of Grant

Each Stock Option must be confirmed, and will be governed, by a Notice of Grant in the form of Schedule “A” (as the same may be amended from time to time) signed by the Corporation and the Participant.

2.7. Shareholder Approval

Where required by the Stock Exchange or any Governmental Entity, shareholder approval to the grant of Stock Options shall be obtained prior to the exercise of Stock Options granted to insiders of the Corporation.

2.8.	Payment of Exercise Price; Exercise of Stock Options

(a)
Stock Options may only be exercised by the Participant or his or her legal representative. Participants may exercise their Stock Options, subject to the restrictions set out below, to acquire Shares by either electing (i) the full payment option by enclosing a bank draft or certified cheque in the amount of the aggregate Exercise Price payable to the Corporation in full payment for such Shares, or (ii) the cashless exercise option by which the Participant authorizes and directs (A) the Corporation to issue and deliver the Shares issuable on the exercise of the Participant’s Stock Options to an intermediary, and (B) the intermediary to sell all of the Shares issuable upon the exercise of such Participant’s Stock Options, to remit the net proceeds of such sale (after payment of brokerage commissions and other transfer costs) to pay the aggregate Exercise Price to the Corporation in full payment for such Shares, and to remit to the Participant the balance, if any, of the net proceeds of the sale of such Shares after the above payments. Stock Options may be exercised in whole or in part only in respect of a whole number of Shares at any time or from time to time during the Exercise Period by delivering to the Corporation a notice of option exercise (the “Exercise Notice”), substantially in the form attached hereto as Schedule “B” and, in the event the full payment option is selected by the Participant, a bank draft or certified cheque in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of Stock Options.

(b)
Notwithstanding Section 2.8(a) hereof, but subject to Section 5.2, a Participant must exercise Stock Options entitling the Participant to acquire no less than five hundred (500) Shares on each date on which Stock Options are exercised by such Participant unless, on such date, the Participant holds Stock Options that, in the aggregate, entitle the Participant to acquire fewer than five hundred (500) Shares, in which case a Participant who chooses to exercise such Stock Options must exercise all of his or her Stock Options on such date.

(c)
As soon as practicable following the receipt of the Exercise Notice and, in the event the full payment option is selected by the Participant, a bank draft or certified cheque in accordance with Section 2.8(a), the Corporation will deliver to the Participant a certificate for the Shares so purchased. If the number of Shares so purchased is less than the number of Shares subject to the Stock Options, the Corporation will attach thereto a memorandum of the number of Shares in respect of which the Stock Options have been exercised and will return a written notice to the Participant concurrently with the delivery of the aforesaid Share certificate stating the number of Shares that remain to be purchased under the Stock Options.

(d)
The issue of Shares by the Corporation pursuant to the exercise of any Stock Option is subject to compliance with applicable laws, rules and regulations of all Governmental Entities applicable to the issuance and distribution of such Shares and to the requirements of any Stock Exchange on which the Shares may be listed or quoted, including any requirements with respect to the legending of certificates representing the Shares issued pursuant to the exercise of any Stock Option. The Participant agrees: (i) to comply with all such laws, rules, regulations and requirements, (ii) to furnish to the Corporation any information, report and/or undertakings required to comply with all such laws, rules, regulations and requirements, and (iii) to fully cooperate with the Corporation in complying with such laws, rules, regulations and requirements.

(e)
Upon the exercise of Stock Options, Eligible Persons who are employed by the Corporation or an Affiliate shall have withheld at source all income, social security and other payroll taxes and withholdings required by law on the gain realized upon the exercise.

2.9. Amendment of Option Terms

The Board may, subject to any necessary regulatory approval, at its discretion from time to time, amend the Plan and the terms and conditions of any Stock Option thereafter to be granted and, without limiting the generality of the foregoing, may make such amendment for the purpose of complying with any changes in any relevant law, rule, regulation, regulatory requirement or requirement of the Stock Exchange, or for any other purpose which may be permitted by law, provided always that any such amendment will not alter the terms or conditions of, or impair any right of any Participant pursuant to any Stock Option awarded prior to such amendment without the consent of such Participant, unless such amendment or alteration is required by any applicable Stock Exchange or Governmental Entity.

2.10. Assignment of Stock Options

Stock Options (and any rights thereunder) will not be assignable or transferable.

ARTICLE 3 ASSUMPTION OR SUBSTITUTION OF STOCK OPTIONS

3.1. Substitution

(a)
In the event of a Substitution Event, then, unless Article 4 applies, any surviving or acquiring corporation will assume any Stock Option outstanding under the Plan on the same terms and conditions as the Plan or will substitute or replace similar stock options (including an award to acquire the same consideration paid to the securityholders in the transaction effecting the Substitution Event) for those Stock Options outstanding under the Plan on the same terms and conditions as the Plan, in each case at an exercise price for such replaced, substituted or replacement option at such amount as the Board may determine (usually generally accepted valuation practices) as being the fair value for the underlying shares as at the date of such Substitution Event.

(b)
In the event any surviving or acquiring corporation neglects or refuses (as evidenced in a press release or in the applicable merger agreement or similar definitive transaction document) to assume such Stock Options or to substitute or replace similar stock options for those outstanding Stock Options under the Plan, then with respect to any Stock Options held by Participants, the vesting of such Stock Options (and, if applicable, the time during which such Stock Options may be exercised) will be immediately accelerated so that such Stock Options will be fully vested. In addition, in such event, outstanding Stock Options will terminate if not exercised (if applicable) at or prior to such Substitution Event.

(c)
No fractional Shares or other security will be issued upon the exercise of any Stock Option and, accordingly, if as a result of a Substitution Event, a Participant would become entitled to a fractional Share or other security, such Participant will have the right to acquire only the next lowest whole number of Shares or other security and no payment or other adjustment will be made with respect to the fractional interest so disregarded; provided, however, that a cash payment equal to the value of all fractional interests disregarded pursuant to this Section 3.1(c) shall be made to a Participant if the number of Stock Options so disregarded exceeds five percent (5%) of the total number of Stock Options exercised by such Participant.

(d)
Notwithstanding any other provision of this Plan, in the event of a potential Substitution Event, the Board may, in its discretion: (i) terminate, conditionally or otherwise and on such terms as it sees fit, the Stock Options not exercised following successful completion of such Substitution Event; and (ii) accelerate the Vesting Date or otherwise modify the terms of the Stock Options to assist the Participants to obtain the advantage of holding Shares during the Substitution Event. If the Substitution Event referred to in this Article 3 is not completed during the time specified therein (as the same may be extended), the Stock Options which vested pursuant to this Article 3 must be returned by the Participant to the Corporation and will be reinstated as unvested Stock Options and the original terms applicable to such Stock Options will apply. If any of the Stock Options that vested pursuant to this Article 3 were exercised, such Shares must be returned to the Corporation for cancellation. The determination of the Board in respect of any such Substitution Event will for the purposes of this Plan be conclusive and binding.

(e)
Upon the announcement or contemplation of any other event properly characterized as a Substitution Event, the Board will have the discretion, without the necessity or requirement for the agreement of any Participant, to accelerate the Vesting Dates of all Stock Options, as it will see fit. The Board will promptly notify each Participant in writing of any acceleration of the Vesting Dates.

ARTICLE 4 TAKE-OVER BIDS

4.1. Take-over Bids

(a)
In the event of a potential change of control following a take-over bid (as defined herein), then the Corporation will, immediately upon receipt of the notice of the offer, notify each Participant of the offer, with full particulars thereof. In the event of a potential change of control following a take-over bid, the Board may, in its discretion, accelerate the Vesting Date of all of a Participant’s unvested Stock Options, such that all of a Participant’s Stock Options will immediately vest at such time and the Vesting Date in connection with such Stock Options will be adjusted accordingly. In such event, all Stock Options so vested will be exercisable until their respective Expiry Dates so as to permit the Participant to tender the Shares received upon such exercise pursuant to the bid or offer. For purposes of this Article 4, a “potential change of control following a take-over bid” will be deemed to occur upon a formal bid or tender offer for Shares being made (other than by the Corporation or Affiliate of the Corporation, or an employee benefit plan established or maintained by the Corporation or an Affiliate) as a result of which the offeror and its affiliates would, if successful, beneficially own, directly or indirectly, fifty percent (50%) or more of the Shares then outstanding.

(b)
Notwithstanding any other provisions of this Plan, in the event of a potential change of control following a take-over bid, the Board will have the power, if determined appropriate (i) to terminate, conditionally or otherwise and on such terms as it sees fit, the Stock Options not exercised following successful completion of such event, and/or (ii) to modify the terms of the Stock Options to assist the Participants to tender their securities into the take-over bid. For greater certainty, in the event that the acquiring entity acquires one hundred percent (100%) of the outstanding Shares following the take-over bid, the Board will have the power, if determined appropriate, to terminate the Stock Options not exercised upon the expiry of the time period for tendering to the acquiring entity for purchase.

(c)
If the take-over bid referred to in Section 4.1(a) is not completed within the time specified therein (as the same may be extended), the Stock Options that vested pursuant to Section 4.1(a) (if any) must be returned by the Participant to the Corporation and will be reinstated as unvested Stock Options and the original terms applicable to such Stock Options will apply. If any of the Stock Options that vested pursuant to this Section 4.1(a) (if any) were exercised, such Shares must be returned to the Corporation for cancellation.

ARTICLE 5 MISCELLANEOUS

5.1. Involuntary Termination

In the event of a Substitution Event or a change of control (as defined below) and upon an Involuntary Termination of the Participant at any time within the ninety day (90) day period prior to or the one hundred and eighty (180) day period following the date of completion of the transaction effecting such Substitution Event or change of control, all of a Participant’s unvested Stock Options will immediately vest, and the Vesting Date in connection with such Stock Options will be adjusted accordingly. For the purposes of this section 5.1, a “change of control” will be deemed to occur upon a formal bid or tender offer for Shares being made (other than by the Corporation or an Affiliate of the Corporation or an employee benefit plan established or maintained by the Corporation or an Affiliate) as a result of which the offeror and its affiliates acquires beneficial ownership (directly or indirectly) of fifty percent (50%) or more of the Shares then outstanding, or upon any issuance of Shares by the Corporation (whether by way of public offering or private placement) that results in a single shareholder acquiring beneficial ownership (directly or indirectly) of fifty percent (50%) or more of the Shares outstanding after such issuance (provided that such shareholder did not, at the time of such issuance, have beneficial ownership, direct or indirect, of fifty percent (50%) or more of the Shares).

5.2 Capital Adjustments

If there is any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, consolidation, combination or exchange of shares, or other fundamental corporate change, the Board will make, subject to any prior approval required of the Stock Exchange or other applicable Governmental Entities, if any, an appropriate substitution or adjustment to the Shares or other securities of the Corporation, including in (i) the number or kind of shares or other securities reserved for issuance pursuant to this Plan; and (ii) the exercise price of those unexercised Stock Options; provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional shares.

5.3. Non-Exclusivity

Nothing contained herein will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Eligible Person or Participant, subject to any required Stock Exchange, regulatory or shareholder approval.

5.4. Termination

(a)
The Board may amend, suspend or terminate this Plan or any portion thereof at any time in accordance with applicable legislation, and subject to any required regulatory or shareholder approval. Subject to Articles 3 and 4 hereof, no amendment, suspension or termination will alter or impair any Stock Options under the Plan, or any rights pursuant thereto, granted previously to any Participant without the consent of that Participant.

(b)
If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules adopted by the Board and in force at the time of this Plan, will continue in effect as long as any Stock Options under the Plan or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of the Plan, the Board may make any amendments to the Plan or Stock Options it would be entitled to make if the Plan were still in effect.

5.5. Compliance with Legislation

The Board may postpone or adjust any Stock Option or the issue of any Shares pursuant to this Plan as the Board in its discretion may deem necessary in order to permit the Corporation to effect or maintain qualification of this Plan or the Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that the Shares and this Plan are exempt from such registration. The Corporation is not obligated by any provision of this Plan or any grant hereunder to sell or issue shares in violation of any applicable law. In addition, if the Shares are listed on a Stock Exchange, the Corporation will have no obligation to issue any Shares pursuant to this Plan unless the Shares have been duly listed, upon official notice of issuance, on the Stock Exchange on which the Shares are listed for trading.

5.6. Effective Date

This Plan will become effective upon the approval of the Plan by the Board.

5.7 Discretionary Share Withholding.

The Board, in its sole discretion, may provide that, when taxes are to be withheld in connection with the exercise of a Stock Option, the Eligible Person may elect to make payment for the withholding of federal, provincial/state and local taxes, including Social Security and Medicare taxes (for Eligible Persons resident in the United States) or Canada Pension Plan contributions and Employment Insurance premiums (for Eligible Persons resident in Canada), by any or all of the following methods:

(i) delivering part or all of the payment in cash;

(ii)	delivering part or all of the payment in previously-owned Shares, which shall be valued at their fair market value on the date the taxes are required to be withheld; or

(iii)
requesting the Corporation to withhold from those Shares that would otherwise be received upon exercise of the Stock Option, a number of Shares having a fair market value on the date the taxes are required to be withheld equal to the amount to be withheld.

Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, cash must be delivered to satisfy all withholding requirements.

SCHEDULE “A”

NOTICE OF GRANT OF STOCK OPTIONS

TM BIOSCIENCE CORPORATION

Telephone: (416) 593-4323
Facsimile: (416) 593-1066
[Date]

[Name & Address]

Dear [Name]:

This is to advise you that in recognition of your contribution to our business, you have been selected to participate in the Incentive Share Option Plan (the “Plan”) of Tm Bioscience Corporation (the “Corporation”). On                     you were granted a stock option to acquire ______ common shares of the Corporation at a price of $______ per common share.

Your stock option is subject to the provisions of the Plan, a copy of which is attached to this notice. The stock option granted to you by the Corporation will be vested in accordance the Plan and as follows:

PERIOD	NUMBER OF STOCK OPTIONS VESTED
On the Date of Grant	20%
On or after the first anniversary of Date of Grant	40%
On or after the second anniversary of Date of Grant	60%
On or after the third anniversary of Date of Grant	80%
On or after the fourth anniversary of Date of Grant	100%

The Expiry Date of your stock option is ____________________.

The grant of options described above is strictly confidential and the information concerning the number or price of common shares granted under this option should not be disclosed to anyone.

Yours sincerely,

●

SCHEDULE “B”

NOTICE OF OPTION EXERCISE

TM BIOSCIENCE CORPORATION

INCENTIVE SHARE OPTION PLAN

To:  Chief Financial Officer, Tm Bioscience Corporation (The “Corporation”)

Please be advised that in connection with stock options granted to me under the Corporation’s Incentive Share Option Plan pursuant to the Notice of Grant of Stock Options dated _____________ (the “Stock Options”), the undersigned hereby wishes to exercise his or her option to purchase _____________ common shares (the “Option Shares”) in the capital of the Corporation at a price of $___________ per share, for a total payment of $_____________ (the “Exercise Payment”). I hereby agree to assist the Corporation in the filing of, and will file on a timely basis, all reports that I may be required to file under applicable securities laws. I understand that the fair market value assigned to my Stock Options for income tax purposes will be the closing price of the common shares of the Corporation on the TSX (or such other stock exchange or over the counter quotation system on which the common shares may be listed or quoted from time to time) on the date of this exercise. I further understand that this request to exercise my Stock Options is irrevocable.

I elect (please check one option):

□	Full payment exercise - complete Part 1 of this notice in duplicate, sign and return one original copy to the Corporation’s Chief Financial Officer.

□	Cashless exercise - complete Part 2 of this notice in triplicate, sign and return one original copy to the Corporation’s Chief Financial Officer, one copy by fax and original by courier to:

RBC Dominion Securities Inc.
Attention: Janet Cottrelle
Royal Bank Plaza, South Tower
Suite 3900, P.O. Box 88
Toronto, ON M5J 2J2
Fax: (416) 842-2222
Tel.: (416) 842-2380 OR 1-800-561-6431

Retain one copy of this Notice of Option Exercise for your records.

Part 1: For full payment exercise:

Please find enclosed a bank draft or certified cheque in the amount of $____________________, representing the aggregate Exercise Payment payable to the Corporation in full payment for the Option Shares.

The Option Shares issued on the exercise of my Stock Options specified above are to be registered as follows:

(Print Registree’s Name)
(Address)

(Telephone Number)
(Facsimile Number)	(Optionee’s Signature)
(E-Mail Address)	(Date)

Part 2: For cashless exercise:

I wish to use the services of RBC Dominion Securities Inc. to sell all of the Option Shares issuable upon exercise by me of my Stock Options specified above, and to use the proceeds thereof to pay the Exercise Payment. I therefore irrevocably authorize and direct the Corporation to:

1.
Issue the Option Shares covered by my Stock Options as specified in the accompanying Notice of Option Exercise to RBC Dominion Securities Inc. on my behalf and to deliver the Option Shares to RBC Dominion Securities Inc.; and

2.
In the event that the net proceeds of the sale of my Option Shares (after payment of all commissions and other transfer costs) are less than the full Exercise Payment, to withhold and deduct from any amounts payable to me by the Corporation, including my wages or salary, the amount of such shortfall, and to apply such shortfall in full or partial payment of the Exercise Payment, and this shall be your good and sufficient authority for so doing.

I further irrevocably authorize and direct RBC Dominion Securities Inc. to:

1.
Immediately sell on my behalf all of my Option Shares specified above and to immediately remit to the Corporation out of the net proceeds of such sale (after payment of all commissions and other transfer costs) an amount equal to the lesser of: (i) $ _________ , being the Exercise Payment, payable to the Corporation in full payment for the Option Shares; and (ii) the net proceeds of such sale; and

2.	Remit to me the balance, if any, of the net proceeds of the sale of my Option Shares (after the above payment), and this shall be your good and sufficient authority for so doing.

I understand, acknowledge and agree that:

1.
These cashless exercise mechanics have been developed for my convenience, and therefore I will indemnify and hold harmless the Corporation and RBC Dominion Securities Inc. from any losses, liabilities, claims, damages, costs, charges or expenses which either the Corporation or RBC Dominion Securities Inc., as the case may be, may incur arising directly or indirectly by reason of the cashless exercise of my Stock Options.

2.	The Corporation will issue the Option Shares (in registered form or book-entry form) in the name of RBC Dominion Securities Inc. (or its nominee) as agent acting on my behalf.

3.
In the event that the net proceeds of the sale of my Option Shares (after payment of all commissions and other transfer costs) are less than the full Exercise Payment, I will immediately upon demand deliver to the Corporation, by certified cheque or bank draft, the amount of such shortfall, and the Corporation is authorized to deduct from any amounts payable to me by the Corporation, including my wages or salary, the amount of such shortfall, and to apply such shortfall in full or partial payment of the Exercise Payment.

4.
For the purpose of facilitating this cashless exercise of my Stock Options and payment of the Exercise Payment, I hereby constitute and appoint the Corporation as my true and lawful attorney with full power of substitution in my name and on my behalf, with no restriction or limitation in that regard, and declare that such power of attorney may be exercised during any subsequent legal incapacity on my part, to execute and deliver all such agreements and documents and take such other actions as may be necessary to give effect to the cashless exercise of my Stock Options and the payment by me to the Corporation of the full Exercise Payment.

(Printed Name*)
(Address)
(Optionee’s Signature)
(S.I.N.)	(Date)

*print your name exactly as it appears on the Notice of Grant of Stock Options